Exhibit 99.1

For Release

CONTACTS:

Lynn Schroeder Investor Relations 831-427-7399 lynnsc@tarantella.com	Randy Bresee CFO 831-427-7261 randy@tarantella.com	Kristyn Hutzell The Global Consulting Group 925-946-9392 kristyn.hutzell@tfn.com

Tarantella, Inc. Reschedules Announcement of Fiscal 2003 Third Quarter Results

Santa Cruz, CA (August 11, 2003) – Tarantella, Inc. (Nasdaq: TTLA) today announced that it will be providing financial results for its fiscal third quarter ended June 30th on Tuesday, August 19, 2003 at 1:45 p.m. PDT.

As previously announced, the Company is resolving issues related to the discovery of isolated unauthorized business practices within its sales force. The Company is working with its auditors to determine the scope of the issue, which may lead to restatement of revenue from earlier quarters in fiscal 2003 of approximately $600,000. The Company’s revenue for the third quarter of fiscal 2003 is now expected to be approximately $3.5 million, compared to the range of $2.9 to $3.1 million previously announced. Year-to-date revenues are still expected to be approximately $11.0 million. The Company does not anticipate the potential restatements will extend beyond the current fiscal year.

As further details are known, the Company will release subsequent information. A discussion of these topics will occur during the earnings call on August 19th. Interested investors may access the call that day on Tarantella’s web site at www.tarantella.com/investor or in audio mode by dialing (800) 901-5248 or (617) 786-4503. The call will be available for audio replay for 10 days following the call by dialing (888) 286-8010 or (617) 801-6888 with the conference ID of 64487503.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

For Tarantella Investors

This release contains forward-looking statements that involve risks and uncertainties, including statements relating to the Company’s expectations regarding quarterly earnings for fiscal year 2003 and prior years and the ability to complete its fiscal third quarter 2003 audit prior to the announced earnings release date.

The Company’s actual results may differ materially from the results discussed in these forward-looking statements. Factors that may contribute to such a difference include, but are not limited to, changes in the Company’s auditor’s schedules leading to the conclusion of the fiscal third quarter audit, the ability of the Company to successfully meet SEC 10-Q filing deadlines, and other risks detailed from time to time in the Company’s SEC filings, including forms 10-Q and 10-K. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella is a leading provider of secure, application access and management software that enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gaps between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.